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                                                                    EXHIBIT 10.1


                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                      AMONG



                             SIVAULT SYSTEMS, INC.,



                               VIAQUO CORPORATION



                                       AND



                               CARR & FERRELL LLP
                        IN ITS CAPACITY AS ESCROW HOLDER
                    SOLELY WITH RESPECT TO SECTION 10 HEREOF



                          DATED AS OF NOVEMBER 30, 2004

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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this "Agreement"), dated as of November 30, 2004 (the "Effective Date"), is entered into by and among SiVault Systems, Inc. ("Buyer"), a Nevada corporation with offices at 2665 North First Street, Suite 300, San Jose, California 95134, Viaquo Corporation, a Delaware corporation with a principal place of business at 2665 North First Street, Suite 300, San Jose, California 95134 ("Seller"), and, solely with respect to Section 10 hereof, Carr & Ferrell LLP, a limited liability partnership with offices at 2200 Geng Road, Palo Alto, California 94303 ("Escrow Holder").

                                    RECITALS

         A. Seller is engaged in the business of developing and distributing certain security software for the protection of information and data.

         B. Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of Seller related to that division of Seller's business known as the ViaSeal Access Control Business (as defined below), for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

                                    AGREEMENT

1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1.

         1.1. "Assets" means:

            (a) The tangible and intangible assets set forth on Schedule 1 attached hereto;

            (b) All of the Intellectual Property Rights (as defined below) owned and used by Seller in the ViaSeal Access Control Business as such business was conducted by Seller prior to the Effective Date (the "ViaSeal Intellectual Property Rights"); and

            (c) All goodwill associated with the foregoing assets.

         1.2. "Books and Records" means all files, documents, instruments, papers, books and records.

         1.3. "Closing" means the closing of the sale and transfer of the Assets from Seller to Buyer.

         1.4. "Closing Date" means November 30, 2004, or such other date as Buyer and Seller may agree in writing.

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         1.5. "Copyrights" means all worldwide copyright rights (including common law rights), including rights to reproduce, and all registrations and applications for registrations therefor.

         1.6. "Encumbrance" means any mortgage, lien, pledge, encumbrance, claim, condition or restriction, of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

         1.7. "Excluded Assets" means all the assets and properties of Seller that are not included in the Assets (as defined above).

         1.8. "Indemnified Person" means either a Buyer Indemnified Person (as defined in Section 11 below) or a Seller Indemnified Person (as defined in
      Section 11 below), as the case may be.

         1.9. "Intellectual Property Rights" means all Copyrights, know-how, Trade Secrets, Patent Rights, Trademarks and other intellectual property rights, including without limitation, all inventions, enhancements, processes, manufacturing or marketing procedures, formulae, software, drawings, patterns, vendors lists, customer lists, customer files and customer records.

         1.10. "Legal Proceeding" means any claim, action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other governmental body or any third party arbitrator or arbitration panel

         1.11. "Material Adverse Effect" means any change, circumstance, condition or event that has a material adverse effect on (i) the ViaSeal Access Control Business or the Assets or (ii) Seller's ability to perform its obligations under this Agreement and the other Seller Transaction Documents; provided, however, that no such change, circumstance, condition or event shall constitute a Material Adverse Effect if such change, circumstance, condition or event (x) generally affects the security software industry or the local or national economy, (y) is caused by fluctuations in general market conditions, political environment or economic outlooks or (z) is caused directly by Buyer.

         1.12. "Patent Applications" means any patent application in the United States or any other country described in Schedule 4 hereto and any division, continuation, or continuation-in-part thereof.

         1.13. "Patent Rights" means all worldwide issued or pending United States and foreign patents, and all registrations, and applications (including, without limitation, the Patent Applications, as defined above) for registration thereof (including all reissues, Divisions, continuations, continuations-in-part, renewals and extensions thereof).

         1.14. "Person" means any individual, partnership, corporation, business trust, limited liability company or partnership, joint stock company, trust, unincorporated association, joint venture or entity, or governmental body.

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         1.15. "Seller Employees" means any individual employed by Seller or any of its affiliates (if any) including the Seller Transferring Employees.

         1.16. "Seller Transferring Employees" means any Seller Employees listed on Schedule 3 attached hereto that may be transferring to Buyer pursuant to the terms of this Agreement.

         1.17. "Taxes" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital stock, license, withholding, payroll, employment, excise, severance, stamp, property, environmental or windfall property tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, additional tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         1.18. "Trade Secrets" means all worldwide trade secrets and confidential business information that has economic value as a result of not being known to others.

         1.19. "Trademarks" means all worldwide trademarks, common law trademarks, trade names, service marks, logos, domain names or names, common law service marks and service names, together with all registrations and applications for registration therefor, including, without limitation, the Trademarks listed on Schedule 1 attached hereto.

         1.20. "ViaSeal Access Control Business" means that certain portion of Seller's business relating to development, marketing, distribution and sale of the ViaSeal Software.

         1.21. "ViaSeal Software" means Versions 2.0 and 2.1 of Seller's internet-based access permissioning software program for information security control and management known as "ViaSeal."

      2. Purchase of Assets; Consideration.

         2.1. Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and obligate to pay for, all of Seller's right, title and interest in and to and under all the Assets, but not any Excluded Assets.

         2.2. Consideration; Purchase Price Shares.

            (a) Subject to the terms and conditions set forth in this Agreement, in consideration of the Assets Buyer will issue to Seller a total of three million fifty thousand (3,050,000) shares (the "Purchase Price Shares") of Buyer's common stock, par value $.001 per share ("Common Stock"). Seven hundred fifty thousand (750,000) of the Purchase Price Shares will be issued and delivered to Seller on the Closing Date with the remaining two million three hundred thousand (2,300,000) of the Purchase Price Shares to be held in escrow pursuant to provisions of
         Section 10 hereunder (such number of Purchase Price Shares held in escrow shall be referred to hereinafter as the "Escrow Shares").

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            (b) The Purchase Price Shares shall be subject to certain
         registration rights as set forth in the Registration Rights Agreement of even date herewith attached hereto as Exhibit C (the "Registration Rights Agreement"). In the event that the Purchase Price Shares have not been registered pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission within the 6-month period following the Closing Date, Buyer shall issue Seller an additional 40,000 shares of its Common Stock (collectively the "Additional Shares") at the end of each month following such 6-month period in which the Purchase Price Shares have failed to be so registered.

            (c) Any Additional Shares shall be considered as Purchase Price Shares for all purposes of this Agreement.

         2.3. Assumed and Excluded Liabilities.

            (a) Subject to and in accordance with the provisions of Section 9.4, Buyer shall assume, as of the Closing Date, the accrued vacation obligations with respect to the Seller Transferring Employees, which obligations are specifically identified on Schedule 2 attached hereto (the "Assumed Liabilities").

            (b) Except for the Assumed Liabilities, Buyer will not assume or perform any liabilities or obligations of Seller. Except for the Assumed Liabilities, Seller will absolutely and irrevocably retain and be solely responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller arising out of the Seller's ownership, use or possession of the Assets or Seller's conduct of the ViaSeal Access Control Business, including, without limitation, the following (with all of the items in this Section 2.3(b) to be collectively the "Excluded Liabilities"):

               (i) all of Seller 's accounts payable attributed to the period prior to the Closing Date;

               (ii) except for the Assumed Liabilities, any liability to any
            Seller Employee including, without limitation, any liabilities or obligations under employee benefits or compensation arrangements arising from the employment of the Seller Transferring Employees as of and prior to their terminations of employment with Seller;

               (iii) any workers' compensation claims which relate to events before the Closing Date;

               (iv) any liability for Taxes (including Taxes that arise as a result of the purchase and sale of the Assets) of Seller for periods ending before the Closing Date; and

               (v) any liability for inter-company obligations among the ViaSeal
            Access Control Business and Seller or any other affiliate of the Seller.

            2.4. Sales and Other Taxes. Seller agrees to pay and discharge when due, any sales, use, transfer, excise and other like taxes imposed or levied by any government or governmental agency in the United States by reason of the sale and transfer of the Assets under this Agreement (collectively, the "Transfer Taxes"). The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize the Transfer Taxes.

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            2.5. Purchase Price Allocation. Seller and Buyer agree that the gross purchase price shall be allocated among the Assets in a reasonable manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), and Exhibit D (the "Allocation"), which Allocation shall include an allocation of $5,000 to the reasonable value of tangible property used to transfer intangible property from Seller to Buyer in accordance with California Revenue and Taxation Code Section 6012(c)(10). Seller and Buyer agree to file all Tax returns in a manner consistent with this
         Section 2.5 and the Allocation and will not, in connection with the filing of such Tax returns, make any allocation that is contrary to the Allocation unless required to do so by applicable law and after prior written notice thereof to the other party. Seller and Buyer agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

         3. Representations and Warranties of Seller. Except as disclosed in Seller's Disclosure Schedule attached hereto as Exhibit A ("Seller's Disclosure Schedule") (which shall be arranged in sections and subsections corresponding to the numbered sections of this Agreement and apply to the representations and warranties of the corresponding section of this Agreement), Seller hereby represents and warrants to Buyer that as of the Effective Date:

            3.1. Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Seller is qualified to do business in every jurisdiction for which qualification is required unless the absence of qualification would not have a Material Adverse Effect.

            3.2. Authority; Consents and Approvals. Seller has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and such actions have been duly authorized by all necessary corporate actions. This Agreement, and the agreements, certificates, instruments and other documents to be delivered by the Seller in connection with this Agreement (collectively with this Agreement, the "Seller Transaction Documents"), have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms (i) subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and (ii) except that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding thereof may be brought. Except for any filings which may be required under applicable state or federal securities laws, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Seller is required in connection with the valid execution, delivery and performance by Seller of the Seller Transaction Documents, and the consummation by Seller of the transactions contemplated thereby.

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            3.3. No Breach or Violation. The execution, delivery and performance of the Seller Transaction Documents by Seller, and the consummation by Seller of the transactions contemplated thereby, will not result in or constitute any of the following: (i) a material default, breach or violation or an event that, with notice or lapse of time or both, would be a material default, breach or violation of the charter documents of Seller; (ii) the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the Assets; and (iii) the material violation of any applicable law, ordinance, rule, regulation, judgment, permit, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction over any of the Assets, except where such default, breach, violation, lien, encumbrance or acceleration would not reasonably be expected to have a Material Adverse Effect.

            3.4. Title to Assets. Seller has good valid title to (or in the case of leased Assets, valid and enforceable leasehold interests in) all of the Assets, free and clear of Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer all of Seller's title, rights and interest in and to the Assets free and clear of Encumbrances.

            3.5. Original Work. The Copyrights included in the Assets are original works of authorship created solely by Seller and its employees or were created by third parties who assigned ownership of their rights to Seller pursuant to valid and enforceable agreements. To Seller's knowledge, any and all ViaSeal Intellectual Property Rights do not infringe any Intellectual Property Rights of any third party. To Seller's knowledge, Seller Employees did not create all or any part of the ViaSeal Intellectual Property Rights that constitute Assets during the course of any employment relationship with any Person or entity other than Seller.

            3.6. Confidentiality. Seller has taken reasonable steps to maintain in confidence the Trade Secrets included in the Assets. Except as provided in Seller's Disclosure Schedule, Seller has granted no licenses to source code that constitutes Assets.

            3.7. Intellectual Property Rights.

               (a) Description. Schedule 1 lists all Intellectual Property
            Rights owned by Seller (both domestic and foreign) and used by Seller in the ViaSeal Access Control Business, and all licenses, sublicenses or other agreements pertaining to any Intellectual Property Rights to which Seller is a party and used in or by the ViaSeal Access Control Business within the past 3 years. Each of the Patent Applications has been filed with the U.S. Patent and Trademark Office or other appropriate office in the applicable jurisdiction and is a current active application pending review by such office.

               (b) Title. Seller collectively owns all right, title and interest in and to, or is licensed or otherwise possesses a valid and enforceable right to use, all the ViaSeal Intellectual Property Rights that constitute Assets, except to the extent that failure to have such rights would not reasonably be expected to have a Material Adverse Effect. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer all of Seller's title, rights and interest in and to such Assets free and clear of Encumbrances, except to the extent that failure to have such right and power would not reasonably be expected to have a Material Adverse Effect.

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            (c) No Third Party Claims. Except as set forth on Seller's
         Disclosure Schedule, no claims have been asserted against Seller or any licensee of Seller, and no claims are pending against Seller or any licensee of Seller, by any Person (i) regarding Seller's or such licensee's use of any of the ViaSeal Intellectual Property Rights that constitute Assets; or (ii) regarding infringement of such Person's rights (including, without limitation, Intellectual Property Rights) resulting from the operation of the business of the ViaSeal Access Control Business as such business was conducted by Seller prior to the Effective Date. There is no reasonable basis for any such asserted or pending claims of the type specified in the immediately preceding sentence which would have a Material Adverse Effect.

            (d) Third Party Rights. Other than agreements entered into in the ordinary course of business and which are listed on Seller's Disclosure Schedule, Seller is not a party to any agreement pursuant to which any third party has any right to manufacture, reproduce, distribute, market or exploit any of the ViaSeal Intellectual Property Rights or any adaptations, translations, or derivative works based on the ViaSeal Intellectual Property Rights or any portion thereof.

            (e) Employees. No Seller Employee is in violation of any material term of any employment contract, patent disclosure agreement, confidentiality, noncompetition and/or non-solicitation agreement or any other contract or agreement with Seller or any affiliate of Seller or, to Seller's knowledge, any former employer of such employee with respect to the ViaSeal Intellectual Property Rights.

         3.8. Errors; Product Liability. Seller has delivered, or will prior to the Closing deliver, to Buyer a descriptive list of unresolved errors (including without limitation "bugs") and unresolved non-conformities to specification in the Assets that constitute source code of which Seller is aware. No product liability claims related to the products of the ViaSeal Access Control Business have been communicated to or, to Seller's knowledge, threatened against Seller or its licensees, nor is there any specific situation, set of facts or occurrences that provides a reasonable basis for such claim that has been so communicated.

         3.9. Sufficiency of Assets. The Assets include all of the assets (other than the Excluded Assets) used by Seller to operate the ViaSeal Access Control Business as presently conducted by Seller. Except for the Excluded Assets, the Assets to be purchased and sold hereunder constitute all of the material tangible and intangible property used in the conduct of the ViaSeal Access Control Business as of the date of this Agreement.

         3.10. Litigation. There is no Legal Proceeding pending or, to Seller's knowledge, threatened (a) against or by Seller involving the Assets, or
      (b) which questions or challenges the validity of this Agreement or any action taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or would reasonably be expected to have a Material Adverse Effect.

         3.11. Compliance with Laws. Seller is not in violation of any U.S. federal, state or local statute, law, rule or regulations with respect to the conduct of the business of the ViaSeal Access Control Business, except for such violations that would not reasonably be expected to have a Material Adverse Effect. Seller has not received any written notice from any Person regarding any actual or alleged violation of, or failure to comply with, any legal requirement in connection with the conduct of the business of the ViaSeal Access Control Business. Seller has obtained all governmental licenses, orders, approvals, and authorizations required in connection with the conduct of its business as it relates to the Assets, except where failure to obtain such licenses, orders, approvals or authorizations would not reasonably be expected to have a Material Adverse Effect.

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         3.12. Complete Copies of Materials. Seller has delivered to or made available for inspection by Buyer true and complete copies (or summaries) of each contract, agreement, license, lease and similar document included in the Assets.

         3.13. Environmental Matters. To Seller's knowledge, Seller has conducted and is conducting its business of the ViaSeal Access Control Business in compliance with all applicable substantive environmental laws.

         3.14. Employee Matters. Each Seller Transferring Employee is employed at will. The consummation of the purchase and sale transaction contemplated by this Agreement will not result in an obligation on Seller to pay severance, bonus compensation or other material benefit to any Seller Transferring Employee and will not result in the acceleration of the time of payment or vesting of any equity for Seller Transferring Employees.

         3.15. Taxes. With respect to any tax that is not an Excluded Liability (if any) or that by operation of law could become a liability of Buyer as transferee or successor to Seller, Seller has completed and timely filed all tax returns required to be filed by it and has paid all taxes that relate to the Assets that are due and payable. There is no claim pending for any tax that is an encumbrance or lien on the Assets and no audit of any tax return related to the Assets is being conducted by a taxing authority.

         3.16. No Brokers. Seller is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transfer of the Assets to Buyer.

         3.17. Customers and Suppliers. Seller has not received notice from, and to its knowledge is not otherwise aware that, (a) any customer (or, to Seller's knowledge, group of customers under common ownership or control) that accounted for at least 10% of the aggregate products of the ViaSeal Access Control Business purchased during the past 18 months has stopped or intends to stop purchasing the products or services of the ViaSeal Access Control Business, or (b) any supplier (or, to Seller's knowledge, group of suppliers under common ownership or control) that accounted for 10% of the aggregate cost of materials purchased by the ViaSeal Access Control Business during the past 18 months, has stopped or intends to stop supplying products or services to the ViaSeal Access Control Business.

         3.18. Investment-Related Representations and Warranties.

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            (a) Seller is acquiring the Purchase Price Shares for investment for
         Seller's own account and not with the view to, or for resale in connection with, any distribution thereof. Seller is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Purchase Price Shares, and has the ability to bear the economic risks of such investment. Seller further represents that by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with Buyer and who are not compensated by Buyer, it has the capacity to protect its own interests in connection with the purchase of the Purchase Price Shares. Seller understands that the Purchase Price Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Purchase Price Shares. Seller understands and acknowledges that the offering of the Purchase Price Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

            (b) Seller acknowledges that the Purchase Price Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated pursuant to the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Seller covenants that, in the absence of an effective registration statement covering the Purchase Price Shares, Seller will sell, transfer, or otherwise dispose of the Purchase Price Shares only in a manner consistent with Seller's representations and covenants set forth in this Section 3.18. In connection therewith, Seller acknowledges that Buyer will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3.18 and will transfer securities on the books of Buyer only to the extent not inconsistent therewith.

            (c) Seller received and reviewed such information about Buyer and has had an opportunity to discuss Buyer's business, management and financial affairs with its management and to review the Buyer's facilities, and to conduct such investigation into the business and prospects of Buyer as Seller deems relevant, including receipt of the representations and warranties of Buyer under this Agreement. Seller accepts the responsibility for conducting such an investigation. To the extent Seller has not sought information regarding any particular matter, Seller hereby represents that it had no interest in doing so and that such matters are not material to it in connection with its investment.

            (d) Seller meets the suitability standards pursuant to Section 25102(f) of the California Corporations Code.

            (e) Seller acknowledges that the transactions contemplated herein may have significant federal, state or other tax consequences upon Seller, and that no advice as to what such tax consequences may be has been given by Buyer. Seller has been advised to consult with its own tax advisors concerning its own particular tax consequences of the transactions contemplated herein.

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         3.19. Full Disclosure. Seller has not withheld from Buyer any material facts or information relating to the Assets and/or the Assumed Liabilities that has been requested by Buyer. To the Seller's knowledge and belief, there are no facts which (individually or in the aggregate) materially adversely affect the Assets and/or the Assumed Liabilities that have not been set forth in the Agreement, the Exhibits and Schedules hereto or in other documents expressly delivered to Buyer or their attorneys or agents in connection herewith. None of the representations, warranties or statements made by Seller in any of the Seller Transaction Documents or made in any document, certificate, memorandum or exhibit furnished or to be furnished by Seller, or on its behalf, pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

      4. Representations and Warranties of Buyer. Except as disclosed in Buyer's Disclosure Schedule attached hereto as Exhibit B ("Buyer's Disclosure Schedule") (which shall be arranged in sections and subsections corresponding to the numbered sections of this Agreement and apply to the representations and warranties of the corresponding section of this Agreement), Buyer hereby represents and warrants to Seller that as of the Effective Date:

         4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

         4.2. Authority; Consents and Approvals. Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Buyer Transaction Documents and to consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary corporate action. This Agreement, and the agreements, certificates, instruments and other documents to be delivered by Buyer in connection with this Agreement (collectively with this Agreement, the "Buyer Transaction Documents"), have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (i) subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and (ii) except that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding thereof may be brought. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority on the part of Buyer is required in connection with the valid execution, delivery and performance by Buyer of the Buyer Transaction Documents and the consummation by Buyer of the transactions contemplated thereby. No vote of the holders of Common Stock is required to authorize the issuance of any Purchase Price Shares.

         4.3. No Breach or Violation. Buyer is not in violation of any term of its charter documents. The execution, delivery and performance of the Buyer Transaction Documents by Buyer, and the consummation by Buyer of the transactions contemplated thereby, will not result in or constitute any of the following: (i) a material default, breach or violation or an event that, with notice or lapse of time or both, would be a material default, breach or violation of the charter documents of Buyer or any material agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound, or (ii) the material violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction.

         4.4. Litigation. There is no Legal Proceeding pending or, to Buyer's knowledge, threatened (a) against or by Buyer, or (b) which questions or challenges the validity of this Agreement or any action taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby. Buyer is not subject to any judgment, order or decree entered in any Legal Proceeding which has had or would reasonably be likely to have a material adverse effect on its ability to consummate the transactions contemplated hereby or conduct its business as currently conducted or proposed to be conducted.

         4.5. No Brokers. Buyer is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transfer of the Assets to Buyer.

         4.6. Offering; Shares. Subject to the accuracy of Seller's representations in Section 3.18 hereof, the offer, sale and issuance of the Purchase Price Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

         4.7. Disclosure. Buyer has fully provided Seller with all the information that Seller have requested for deciding whether to acquire the Purchase Price Shares and all information that Buyer believes is reasonably necessary to enable Seller to make such a decision. No representation or warranty of Buyer contained in this Agreement and the exhibits and schedules attached hereto, or any certificate furnished or to be furnished to Seller at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         4.8. Capitalization. The authorized capital stock of Buyer and the number of issued and outstanding shares of Buyer are as set forth in the Buyer's Disclosure Schedule. The Purchase Price Shares have been duly authorized and reserved for issuance and, upon issuance thereof in accordance with this Agreement, will be validly issued, fully paid and nonassessable. Except as set forth in the Buyer's Disclosure Schedule, Buyer has no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Buyer to issue, transfer or sell any shares of capital stock or other equity interest in Buyer or securities convertible into or exchangeable for such shares or equity interests. The Buyer's Disclosure Schedule lists all registration rights granted by Buyer with respect to shares of its capital stock.

         4.9. SEC Compliance; Financial Statements.

            (a) Except as set forth on Schedule 4.9(b), since January 1, 2004, all statements, reports, schedules, forms and other documents required to have been filed by Buyer (collectively, the "SEC Documents") with the Securities and Exchange Commission ("SEC") have been so filed on a timely basis (within applicable extension periods). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (as applicable), including the provision of all statements and certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (ii) none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) As of their respective dates, the financial statements (including any related notes) contained in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, including the Sarbanes-Oxley Act; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods covered (except as may be otherwise indicated in such financial statements or in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); (iii) fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Buyer and its consolidated subsidiaries for the periods covered thereby; and (iv) were accompanied by true, correct and complete certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to and in compliance with the Sarbanes-Oxley Act.

            (c) To Buyer's knowledge, the Buyer has been and continues to be in compliance with all applicable provisions of the Sarbanes-Oxley Act. Buyer has not received any notice from the SEC regarding, and is not aware of, any investigation by the SEC with respect to Buyer or any of its SEC Documents.

         4.10. Condition of Tangible Assets. Buyer acknowledges and agrees that
      (i) all tangible personal property, including machinery and equipment, included in the Assets is delivered on an "as is, where is" basis, (ii) Seller has made no representation or warranty as to the condition of any such Asset, and (iii) Buyer purchases and accepts such Assets on that basis.

      5. Legend; Market Stand-Off.

         5.1. Seller hereby acknowledges and agrees that, until the registration statement contemplated by Section 2.2(b) is declared effective by the SEC, each certificate representing the Purchase Price Shares may be endorsed with the following legends:

            (a) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

            (b) any legend required by the laws of the State of California, including any legend required by the California Department of Corporations or any other state securities laws.

            (c) Seller further acknowledges and agrees that, except as provided in the Registration Rights Agreement, Buyer need not register a transfer of legended Purchase Price Shares and may also instruct its transfer agent not to register the transfer of the Purchase Price Shares unless the conditions specified in each of the foregoing legends are satisfied. Any legend endorsed on a certificate as described herein and the stop transfer instructions with respect to such legended Purchase Price Shares shall be removed, and Buyer shall issue a certificate without such legend to the holder of such Purchase Price Shares if such Purchase Price Shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144 promulgated thereunder.

         5.2. Seller agrees that in connection with any registration of the Purchase Price Shares Seller will not sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of any Purchase Price Shares without the prior written consent of Buyer until the expiration of the 6-month period following the Closing Date.

      6. Pre-Closing Covenants. Buyer and Seller each agree (except as expressly contemplated by this Agreement or to the extent that both parties shall otherwise consent in writing) that, unless specifically stated otherwise in this Section 6, until the Closing or the termination of this Agreement, whichever shall first occur:

         6.1. Access and Investigation by Buyer. Upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its representatives reasonable access, during regular business hours, to the employees and the Books and Records of the ViaSeal Access Control Business, subject to confidentiality obligations and provided that such access does not unreasonably interfere with the operations of Seller, and (b) furnish Buyer and its representatives with copies of all such Books and Records, and other existing data relating primarily to the ViaSeal Access Control Business as Buyer may reasonably request, subject to confidentiality obligations.

         6.2. Access and Investigation by Seller. Upon reasonable advance notice received from Seller, Buyer shall afford Seller and its representatives reasonable access, during regular business hours, to the Books and Records of Buyer, subject to confidentiality obligations and provided that such access does not unreasonably interfere with the operations of Buyer.

         6.3. Ordinary Course. Subject to the limitations set forth in Sections
      6.5 through 6.7 below, Seller shall use commercially reasonable efforts to conduct the business of the ViaSeal Access Control Business in the ordinary course consistent with past practices. Seller (i) will not sell, encumber, pledge, license or otherwise transfer or assign any of the Assets, including the ViaSeal Intellectual Property Rights or other related intangible assets, or enter into any agreements with respect to such a transaction, except in the ordinary course of business, and (ii) to the extent related to the Assets, will use commercially reasonable efforts to: preserve intact its business organization; preserve its relationships with its suppliers, customers and others with whom it deals in the ViaSeal Access Control Business; continue to develop the ViaSeal Access Control Business in the ordinary course; and keep available its present employees and consultants engaged in connection with the ViaSeal Access Control Business.

         6.4. Maintenance and Insurance. Seller will continue to carry its existing insurance (to the extent it relates to the ViaSeal Access Control Business and/or any of the Assets), subject to variations in amounts required by the ordinary operations of its business.

         6.5. Payment of Liabilities and Waiver of Claims. To the extent any of Seller's current liabilities, material rights, material claims, notes, loans and/or any other material obligations owed to Seller are materially related to the Assets and/or the ViaSeal Access Control Business, Seller shall not do, or agree to do, any of the following acts: (i) waive or compromise any material right or material claim; or (ii) cancel without full payment, any note, loan or other material obligation owing to Seller.

         6.6. Employees and Compensation. Seller shall not do, or agree to do, any of the following acts without Buyer's written consent: (i) grant any increase in salaries payable or to become payable to any Seller Transferring Employee, (ii) increase benefits payable to any Seller Transferring Employee under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement to which Seller is a party or by which Seller may be bound.

         6.7. New Transactions. Seller shall not, without Buyer's written consent, do or agree to do any of the following acts, in each case, as such act relates to the ViaSeal Access Control Business:

            (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its business;

            (b) Enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $10,000, individually, or $25,000 in the aggregate;

            (c) Make any capital expenditures in excess of $5,000 for any single item or $10,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000; or

            (d) Sell or dispose of any capital assets with a net book value in excess of $5,000, individually, or $10,000 in the aggregate.

         6.8. Confidentiality. Buyer and Seller shall maintain in confidence, and shall cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, including without limitation all other non-public information related to the Assets obtained in connection with the transactions contemplated hereby (the "Confidential Information"), unless such party can document (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
      (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation of the transactions contemplated by this Agreement, or otherwise permitted under this Agreement, or (iii) the furnishing or use of such information is required by or necessary in connection with any Legal Proceeding or any tax report or return or tax structure.

         6.9. Employment.

            (a) Resignations. Except as noted in Schedule 3, Seller and each of the Seller Transferring Employees will execute and deliver the Resignation Agreement in substantially the form attached hereto as Exhibit E (the "Resignation Agreement").

            (b) Benefits. Seller will take commercially reasonable steps to ensure that each Seller Transferring Employee who has executed the Resignation Agreement will receive, prior to or upon the Closing, all payments due at the Closing Date or due and payable with respect to any period ending at or prior to the Closing Date, including all bonuses, if any, but excluding accrued vacation pay comprising the Assumed Liabilities.

      6.10. Assignment of Patent Applications.

            (a) On the Closing Date, Seller shall assign to Buyer all of Seller's right, title and interest in and to all of the Patent Applications and will execute any and all assignments and all other instruments which Buyer shall deem necessary in order to assign and convey to Buyer the sole and exclusive rights, title and interest in and to all of the Patent Applications. Seller hereby waives and irrevocably quitclaims to Buyer any and all claims, of any nature whatsoever, which Seller now or hereafter has for infringement of any and all proprietary rights assigned to Buyer herein.

      6.11. Further Action; Filing. Each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and to satisfy all conditions set forth in Section 7 within such party's control and effect the closing as set forth in Section 8. Each party will take commercially reasonable actions necessary to comply promptly with all applicable legal requirements which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements. Each party will use commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, approval, order or authorization from, and will use commercially reasonable efforts to make any registration, declaration or other filing with, any governmental entity, domestic or foreign, required to be obtained or made by either Buyer or Seller in connection with the consummation of the transactions contemplated by this Agreement.

      7. Conditions Precedent to Closing.

         7.1. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Buyer, in whole or in part without prior notice but such waiver to be effective only if made in writing and signed by a duly authorized representative of Buyer:

            (a) Representations and Warranties. The representations and warranties of Seller in Section 3 shall be true and correct when made and s hall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

            (b) Performance of Obligations. Seller will have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date.

            (c) Corporate Approval. The execution and delivery of this Agreement by Seller, and the performance of Seller's covenants and obligations under this Agreement, shall have been duly authorized by all necessary and required corporate action.

            (d) Approval of Documentation. Seller shall have delivered to Buyer the certificates, instruments, schedules and other documents required to be delivered to Buyer at Closing under Sections 8.2 (b) through (k) of this Agreement.

            (e) Compliance Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by an authorized officer of Seller, certifying to the fulfillment of the conditions specified in Sections 7.1(a) - (d) and (f) - (m).

            (f) No Injunctions. No court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other governmental entity shall have issued any order, which is then in effect and has the effect of making the transaction contemplated hereby illegal or otherwise prohibiting the consummation of the purchase and sale of the Assets at the Closing.

            (g) Registration Rights Agreement. Seller shall execute a counterpart signature page to the Registration Rights Agreement.

            (h) Consents and Releases. All consents, approvals, waivers and releases from all governmental authorities and other persons, if any, shall have been obtained and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

            (i) Resignation Agreement. Except as noted in Schedule 3, Seller and each of the Seller Transferring Employees shall have executed and delivered the Resignation Agreement.

            (j) Employment Agreements. Except as noted in Schedule 3, Each Seller Transferring Employee shall have executed and delivered to Buyer an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement in such form as requested by the Buyer (the "Employment Agreement").

            (k) Opinion of Seller's Counsel. Buyer shall have received from Bingham McCutchen LLP, counsel for Seller, an opinion dated the Closing Date, substantially in the form attached hereto as Exhibit F.

            (l) License Agreement. Seller shall have executed and delivered to Buyer a Source Code License Agreement in the form attached hereto as
         Exhibit I (the "License Agreement").

            (m) License Termination Agreement. Seller shall have executed and delivered to Buyer a License Termination Agreement and Release in the form attached hereto as Exhibit J (the "License Termination Agreement") for the termination of that certain Viaquo-SiVault Strategic Partnering and ASP License Agreement dated May 13, 2004 between the parties.


         7.2. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller, in whole or in part without prior notice but such waiver to be effective only if made in writing and signed by a duly authorized representative of Seller:

            (a) Representations and Warranties. The representations and warranties of Buyer in Section 4 shall be true and correct when made and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

            (b) Performance of Obligations. Buyer will have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date.

            (c) Corporate Approval. The execution and delivery of this Agreement by Buyer, and the performance of Buyer's covenants and obligations under this Agreement, shall have been duly authorized by all necessary and required corporate action.

            (d) Approval of Documentation. Buyer shall have delivered to Seller the certificates, instruments, schedules and other documents required to be delivered to Seller at Closing under Sections 8.3(a) through (h) of this Agreement.

            (e) Compliance Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by an authorized officer of Buyer, certifying to the fulfillment of the conditions specified in this Section 7.2(a) - (d) and (f) - (k).

            (f) No Injunctions. No court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other governmental entity shall have issued any order, which is then in effect and has the effect of making the transaction contemplated hereby illegal or otherwise prohibiting the consummation of the purchase and sale of the Assets at the Closing.

            (g) Registration Rights Agreement. Buyer shall have executed and delivered to Seller the Registration Rights Agreement.

            (h) License Agreement. Buyer shall have executed and delivered to Seller the License Agreement.

            (i) Opinion of Buyer's Counsel. Seller shall have received from each of the Law Offices of Thomas G. Amon and Carr & Ferrell LLP, counsels for Buyer, an opinion dated the Closing Date, substantially in the form attached hereto as Exhibit G.

            (j) License Termination Agreement. Buyer shall have executed and delivered to Seller the License Termination Agreement.

      8. The Closing.

         8.1. Time and Place. Unless this Agreement shall have been terminated in accordance with Section 12 hereof, the Closing shall take place at the offices of Carr & Ferrell LLP, 2200 Geng Road, Palo Alto, California 94303, at 10:00 a.m., Pacific Standard Time, on the Closing Date, or at such other place or time as Buyer and Seller may agree.

         8.2. Seller's Actions at the Closing. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

            (a) Possession of the Assets;

            (b) An original Registration Rights Agreement in substantially the form of Exhibit C, executed by an authorized officer of Seller.

            (c) An original Bill of Sale in substantially the form of Exhibit H ("Bill of Sale") executed by an authorized officer of Seller;

            (d) An original assignment of the U.S. Patent Application to Buyer executed by an authorized officer of Seller;

            (e) Resignation Agreement executed by Seller and the Seller Transferring Employees as required pursuant to Section 6.9(a), except as noted in Schedule 3;

            (f) Employment Agreements executed by the Seller Transferring Employees as required pursuant to Section 7.1(j) , except as noted in
         Schedule 3;

            (g) The opinion of Seller's counsel, dated as of the Closing Date as provided for in Section 7.1(k);

            (h) An original License Agreement executed by an authorized officer of Seller;

            (i) An original License Termination Agreement executed by an authorized officer of Seller; and

            (j) Such additional duly executed instruments of conveyance, assignment or transfer of title requested by Buyer as may be necessary to transfer and assign to Buyer all of Seller's right, title and interest in the Assets, including assignments of specific ViaSeal Intellectual Property Rights, to Buyer, in forms reasonably acceptable to Buyer, including a Trademark Assignment.

         8.3. Buyer's Actions at the Closing. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

            (a) A stock certificate representing 750,000 shares of the Purchase Price Shares;

            (b) Two stock certificate representing the 2,050,000 shares of the U.S. Patent Escrow Shares and the 250,000 shares of the EU Patent Escrow Shares being delivered to the escrow contemplated by Section 10 below;

            (c) An original License Agreement executed by an authorized officer of Buyer;

            (d) An original Bill of Sale (Exhibit H) executed by an authorized officer of Buyer;

            (e) An original Registration Rights Agreement in substantially the form of Exhibit C, executed by an authorized officer of Buyer;

            (f) The opinion of Buyer's counsel, dated as of the Closing Date as provided for in Section 7.2(i); and

            (g) An original License Termination Agreement executed by an authorized officer of Buyer.

         8.4. Passage of Title. Legal and equitable title and risk of loss with respect to all of the Assets shall pass to Buyer at the Closing.

      9. Post-Closing Covenants. Conditioned upon the Closing, and beginning with the day following the Closing Date, Buyer and Seller agree that:

         9.1. Further Assurances. From time to time after the Closing Date, at Buyer's request and without further consideration, Seller will execute and deliver such further instruments of conveyance and transfer and will take such other action as Buyer may reasonably require in order more effectively to vest in Buyer and to put Buyer in possession and control of the Assets and its respective rights in the Assets. From time to time after the Closing Date, at Seller's request and without further consideration, Buyer will execute and deliver such further instruments of conveyance and transfer and will take such other action as Seller may reasonably require in order more completely effect the assumption by Buyer of the Assumed Liabilities. In each case, the requesting party shall pay or reimburse the other party for all reasonable expenses incurred by such other party in connection herewith.

         9.2. Non-Competition.

            (a) For the period beginning on the Closing Date and ending five (5) years thereafter, without Buyer's prior written consent, Seller shall refrain from, alone or in conjunction with any other Person, directly or indirectly engaging in (other than through the ownership of two percent (2%) or less of any class of securities registered under the Exchange Act, other than Buyer), or otherwise knowingly assisting any Person in engaging throughout the entire United States as well as anywhere in the world outside the United States where the Buyer or any subsidiary of the Buyer conducts business (collectively, the "Territory"), in the design, testing, marketing, sale or licensing of any product or service competing with the ViaSeal Access Control Business as conducted by Seller as of prior to the Closing Date and/or as shall be conducted, or intended to be conducted, by Buyer after the Closing Date; provided, however, that this Section 9.2 shall not apply to Seller's continuing operations in the Secured Content Business from and after the Closing Date or Seller's activities involving the ViaSeal Software (and its associated documentation) permitted under and in accordance with the License Agreement, neither of which activities shall constitute a breach of this Section 9.2. For purposes hereof, the "Secured Content Business" means the business relating to the secured electronic distribution of entertainment-directed audio, video, photographic and gaming digital content conveyed via cable, over the air, satellite, Internet, cellular or other transmission media.

            (b) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this
         Section 9.2 to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9.2 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

            (c) Seller acknowledges that the limitations of time, geography, and scope of activity agreed to in this Section 9.2 are reasonable because, among other things, (i) Buyer is engaged in a highly competitive industry, (ii) Seller has had unique access to the trade secrets and know-how included in the Assets, including without limitation the plans and strategy (and in particular the competitive strategy) of the ViaSeal Access Control Business, and (iii) Seller is receiving significant compensation in connection with the transfer of the Asset.

            (d) Seller agrees that it would be impossible or inadequate to measure and calculate the Buyer's damages from any breach of the covenants set forth in this Section 9.2, and that the Buyer would be irreparably harmed by any such breach. Accordingly, Seller agrees that if it breaches any provision of this Section 9.2, Buyer will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Section 9.2. Seller further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Seller hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

         9.3. Unassignable Assets. To the extent that any Asset is not assignable or otherwise transferable without the consent of another party, or if assignment or attempted assignment would constitute a breach thereof or a breach of an agreement concerning the Asset, this Agreement shall not constitute an assignment or an attempted assignment thereof unless proper consent to assign by such third party was obtained and in force prior to Closing. Seller shall use its commercially reasonable efforts to obtain the consent or waiver of such other party for the assignment of any such Asset to Buyer in all cases in which such consent or waiver is or may be required, and shall be solely responsible for the payment of any consent fee or fees associated with the assignment or waiver. If such consent or waiver cannot be obtained, Seller shall cooperate with Buyer in any commercially reasonable arrangement agreed by the parties that is designed to provide Buyer the benefits intended to be assigned to Buyer under the affected Asset.

         9.4. Seller Transferring Employees. On the Closing Buyer shall offer employment to each of the Seller Transferring Employees (except as otherwise noted in Schedule 3), provided each such employment shall be on an at-will basis subject to performance review within 30 to 60 days of employment commencement date, and conditioned upon the respective Seller Transferring Employee executing the Resignation Agreement and an Employment Agreement as provided in Sections 6.9(a), 7.1(i) and 7.1(j) above. Buyer agrees and confirms that, if any Seller Transferring Employee is not hired by Buyer on or after the Closing Date, then in connection with the termination of such Seller Transferring Employee's employment with Seller after the Closing Date and in accordance with Section 2.3(a), Buyer will either (a) assume the accrued vacation obligation with respect to such Seller Transferring Employee as and to the extent set forth on
      Schedule 2, provided that, at such time, Buyer hires such Seller Transferring Employee as an employee of Buyer, or (b) for and on behalf of Seller, pay to such Seller Transferring Employee the amount of the accrued vacation obligation with respect to such Seller Transferring Employee set forth on Schedule 2.

         9.5. Foreign Qualification. As soon as practicable after the Closing, Buyer shall execute and file the necessary documents and instruments with the California Secretary of State and take such other actions (including the payment of applicable fees) as may be necessary or advisable in order to qualify Buyer to do business in California.

         9.6. Prosecution of the Patent Applications. At its expense and for no further consideration, Buyer will diligently take any and all actions which may be required in order to complete the prosecution process of the U.S. Patent Application (as defined in Schedule 4 hereunder) and the EU Patent Application (as defined in Schedule 4 hereunder) and the issuance of patents thereunder.

         9.7. Assignment of Foreign Patent Applications. During the two-week period following the Closing Date, Seller shall file with any applicable foreign authorities any documentation required to initiate the assignment from Seller to Buyer of any and all non-U.S. Patent Applications specified on Schedule 4 and will deliver all such documentation to Buyer's counsel at the law firm of Carr & Ferrell LLP at the address set forth in Section
      13.3 (Notice) hereunder. From time to time after the Closing Date, Seller will, at its expense, execute and deliver such further instruments of conveyance and transfer and will take all such other actions as may be necessary in order to transfer and assign to Buyer all right, title and interest in and to any non-U.S. Patent Application in a timely manner after the Closing.

         9.8. Dissenters' Rights. Following the Closing, Seller will mail in a timely manner to the appropriate stockholders notice of the stockholder approval of the sale of the Assets and such other information as provided in Section 1300 et seq. of the California General Corporation Law regarding dissenters' rights.

         9.9. ViaSeal Support. From and after the Closing and at such times as Seller may request, Buyer shall provide to Seller the ViaSeal Software and licenses thereto as Seller may require in order to perform any of its obligations under any of the agreements identified in Section 3.7(d) of the Seller's Disclosure Schedule on the terms and conditions set forth in any such agreement and only to the extent any such agreement has not expired or been terminated or superceded. In connection therewith, Buyer shall take such other actions as Seller shall reasonably request to assist or permit Seller to perform its obligations under such agreements. As soon as practicable following the Closing, Buyer will negotiate in good faith with B2B Solutions Limited ("B2B") and will use commercially reasonable efforts to enter into a license agreement for ViaSeal Software with B2B containing terms to Buyer's reasonable satisfaction. As a condition to entering into each such license agreement, Buyer shall require that B2B terminate any and all agreements it may have with Seller so that neither party thereto shall have any further rights or obligations thereunder.

      10. Escrow.

         At Closing, Buyer will deliver the Escrow Shares into escrow with the Escrow Holder.

         10.1. Two Million Fifty Thousand (2,050,000) shares of the Escrow Shares (the "U.S. Patent Escrow Shares") will be held in escrow by the Escrow Holder until the earlier to occur of: (i) the issuance of a patent (the "U.S. Patent") from the U.S. Patent Application (as defined in
      Schedule 4 attached hereto), or (ii) the abandonment by Buyer of the U.S. Patent Application following final rejection thereof by the U.S. Patent and Trademark Office (the "U.S. Patent Escrow Period"); provided, however, that in the event of issuance of the U.S. Patent prior to the 12-month anniversary of the Closing Date, the U.S. Patent Escrow Period will automatically be extended until such 12-month anniversary of the Closing Date and the U.S. Patent Escrow Shares will remain in escrow until such time to cover any indemnification obligations of Seller pursuant to
      Section 11 below. Subject to the limitation in the immediately preceding sentence on the release of the U.S. Patent Escrow Shares, if, and only if, the U.S. Patent issues from the U.S. Patent Application, the U.S. Patent Escrow Shares less the amount of any Escrow Shares then held back to cover any Unresolved Claims (as defined in and pursuant to Section 11 below), and constituting, for the purposes of this Agreement, a reduction in the Purchase Price Shares, will immediately get released by the Escrow Holder and transferred to the Seller at the end of the U.S. Patent Escrow Period. If Buyer abandons the U.S. Patent Application following final rejection thereof, ownership in the U.S. Patent Escrow Shares will automatically and immediately revert back to Buyer and the U.S. Patent Escrow Shares will be immediately released by the Escrow Holder to Buyer's possession. Seller hereby acknowledges and agrees that, other than Buyer's obligations under
      Section 9.6 above, the issuance of the U.S. Patent is beyond Buyer's control and that, therefore, the foregoing U.S. Patent Escrow Shares may be held in escrow for an extensive period of time.

         10.2. The remaining Two Hundred Fifty Thousand (250,000) shares of the Escrow Shares (the "EU Patent Escrow Shares") will be held in escrow by the Escrow Holder until the earlier to occur of: (i) the issuance by the European Patent Office of a Decision to Grant a European Patent pursuant to Article 97(2)EPC with respect to the EU Patent Application (as defined in Schedule 4 attached hereto), or (ii) the abandonment by Buyer of the EU Patent Application following a final refusal by the European Patent Office to grant the EU Patent (the "EU Patent Escrow Period"). Except as provided below, if, and only if, the European Patent Office issues a Decision to Grant a European Patent, the EU Patent Escrow Shares less the amount of any Escrow Shares then held back to cover any Unresolved Claims (pursuant to Section 11 below), and constituting, for the purposes of this Agreement, a reduction in the Purchase Price Shares, will immediately get released by the Escrow Holder and transferred to the Seller at the end of the EU Patent Escrow Period. If Buyer abandons the EU Patent Application following final refusal thereof, ownership in the EU Patent Escrow Shares will automatically and immediately revert back to Buyer and the EU Patent Escrow Shares will be immediately released by the Escrow Holder to Buyer's possession. Notwithstanding the foregoing, in the event that no determination is reached by the European Patent Office with respect to the EU Patent Application within the 12-month period following the date of issuance of the U.S. Patent or the date of final rejection of the U.S. Patent Application, then the EU Patent Escrow Shares (subject to any amount of Escrow Shares then held back for Unresolved Claims pursuant to
      Section 11 below) will immediately get released by the Escrow Holder and transferred to the Seller at the end of such 12-month period, regardless of the status of the EU Patent Application.

      11. Limitation of Liability; Indemnification.

         11.1. Survival of Representations and Warranties. Except for any claims based upon, arising out of or in connection with any fraud or any willful misrepresentation relating to any of the representations, warranties, agreements or covenants made by Seller in this Agreement (which claims shall survive indefinitely), the representations and warranties of Seller and Buyer set forth in Sections 3 and 4 (respectively) shall survive the Closing for a period of 12 months. All post-Closing covenants and agreements (other than representations and warranties) shall survive the Closing in accordance with their respective terms.

         11.2. Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, advisors, affiliates, agents and employees (hereinafter referred to individually as a "Buyer Indemnified Person" and collectively as "Buyer Indemnified Persons") from and against, any and all losses, damages, fees, taxes, penalties, interest, claims, demands, causes of action, liabilities and expenses (including reasonable attorneys' fees) (collectively "Damages") arising out of or resulting from claims of third parties based on: (i) any misrepresentation or inaccuracy in or breach of any of the representations or warranties given or made by Seller in this Agreement; (ii) any breach of any covenant or obligation of Seller in this Agreement; (iii) an infringement by the ViaSeal Intellectual Property Rights of a third party's Patent Rights or other third party Intellectual Property Rights; or (iv) any Excluded Liabilities (each an "Indemnifiable Claim" and collectively "Indemnifiable Claims"). Any Damages resulting from any Indemnifiable Claim for which Buyer is entitled to indemnification pursuant to and in accordance with this Section 11 shall be paid to Buyer solely out of any Escrow Shares held by Escrow Holder pursuant to Section 10 above at the time of initiation of the Legal Proceeding giving rise to the Indemnifiable Claim. If upon expiration of the U.S Escrow Period and/or the EU Escrow Period any Indemnifiable Claims are pending or unresolved at the time of such expiration (each, an "Unresolved Claim"), Buyer shall be entitled to withhold from any Escrow Shares otherwise due to Seller a portion of such Escrow Shares equal to 100% of each Unresolved Claim until such time as the amount due (if anything) under such Unresolved Claim is finally resolved in accordance with this Section 11. For the purposes of determining the number of shares of Escrow Shares to be disbursed to Buyer out of the Escrow Shares, the shares of Buyer's Common Stock shall be deemed to have a value of $3.00 per share. Accordingly, absent fraud or willful misrepresentation by Seller, with respect to any Indemnifiable Claim, Seller shall not be liable for any Damages in excess of an amount equal to the amount of Escrow Shares held by Buyer at the time of initiation of the Legal Proceeding giving rise to such Indemnifiable Claim multiplied by $3.00, less any such shares that may be distributed to Buyer in satisfaction of earlier Indemnifiable Claims.

         11.3. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, advisors, affiliates, agents and employees (hereinafter referred to individually as an "Seller Indemnified Person" and collectively as "Seller Indemnified Persons") from and against, any and all losses, damages, fees, taxes, penalties, interest, claims, demands, causes of action, liabilities and expenses (including reasonable attorneys' fees) arising out of or resulting from (i) any misrepresentation or inaccuracy in or breach of any of the representations or warranties given or made by Buyer in this Agreement; or (ii) any breach of any covenant or obligation of Buyer in this Agreement.

         11.4. Procedure for Indemnification-Third Party Claims.

            (a) In the event an Indemnified Person becomes aware of an action or proceeding (including without limitation, an Indemnifiable Claim) involving the assertion of a third party claim which such Indemnified Person believes may result in a demand for indemnification hereunder (a "Third Party Claim"), such Indemnified Person shall promptly give the indemnifying party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Section 11 except to the extent such failure adversely affects the indemnifying party's ability to defend its interests in such Third Party Claim.

            (b) If the indemnifying party notifies in writing the Indemnified Person within ten (10) business days of receipt of a notice by such Indemnified Person of an Third Party Claim that the indemnifying party desires to defend the Indemnified Person with respect to such Third Party Claim, then the indemnifying party shall have the right to conduct and control, through outside legal counsel reasonably acceptable to such Indemnified Person, the defense, compromise or settlement of any such action or proceeding, and in any such case the Indemnified Person shall cooperate in connection therewith and shall furnish such records, information, access to employees and testimony and shall attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the indemnifying party in connection therewith; provided, that notwithstanding the foregoing, the indemnifying party shall not have the right to conduct and control the defense, compromise or settlement of any claims that the Indemnified Person agrees are not subject to indemnification hereunder; and provided further that the Indemnified Person may participate, through counsel chosen by it and at its own expense, in the defense, compromise and settlement of any such action or proceeding which the indemnifying party has so elected to conduct and control.

            (c) If the indemnifying party does not so notify the Indemnified Person of its intent to conduct and control the defense of the action or proceeding involving the assertion of an Third Party Claim, then the Indemnified Person shall have the right to conduct and control, through counsel of its choosing, in such manner as it may deem appropriate at the indemnifying party's cost and expense, and the indemnifying party shall not have the right to conduct and control, the defense, compromise or settlement of such action or proceeding, and the indemnifying party shall promptly reimburse the Indemnified Person therefor in accordance with the terms of this Agreement.

            (d) The Indemnified Person shall not, without the consent of the indemnifying party (which shall not be unreasonably withheld or delayed), pay, compromise or settle any other action or proceeding involving an Third Party Claim, provided, however, that no consent of the indemnifying party shall be required if the Indemnified Person shall waive (by means of a written waiver signed by the Indemnified Person) any right to indemnification therefor hereunder and shall obtain a release of the indemnifying party from and against any liability as a consequence of such action or proceeding.

         11.5. Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving an Third Party Claim shall be made by delivering written notice of the claim (specifying the details of the claim, relevant provisions of this Agreement and the amount of the claim) to the party from whom indemnification is being sought.

         11.6. Remedies. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to either party in the event of fraud or willful misrepresentation relating to any of the representations, warranties, agreements or covenants made by the other party in this Agreement. In addition, in no event will any party to this Agreement be liable for special, consequential or indirect damages relating to or arising out of this Agreement, except for such damages arising out of actual fraud or willful misrepresentation.

      12. Termination.

         12.1. Mutual Agreement. This Agreement may be terminated and abandoned
      (i) at any time prior to the Closing Date by the mutual written consent of both Seller and Buyer or (ii) by either party if the Closing shall not have been consummated on or before December 5, 2004.

         12.2. Termination by Buyer. This Agreement may be terminated by Buyer by written notice to Seller in the event that any one or more of the conditions set forth in Section 7.1 ("Conditions to Obligations of Buyer") are not satisfied on or before the Closing Date, unless Buyer waives any such condition upon such terms, if any, that Buyer deems appropriate.

         12.3. Termination by Seller. This Agreement may be terminated by Seller by written notice to Buyer in the event that any one or more of the conditions set forth in Section 7.2 ("Conditions to Obligations of Seller") are not satisfied on or before the Closing Date, unless Seller waives any such condition upon such terms, if any, that Seller deems appropriate.

         12.4. Effect of Termination; Return of Proprietary Information. Upon any termination, neither party shall have any obligation whatsoever, other than under Sections 6.8 ("Confidentiality"), 13.8 ("Venue for Dispute Resolution"), 13.9 ("Governing Law") and 13.10 ("Attorneys' Fees and Costs"), to the other with respect to this Agreement, the transactions provided for in this Agreement, or expenses incurred in connection with or in contemplation of such transactions. In the event that this Agreement is terminated for any reason, each of the parties agrees to return any and all copies of written materials and any Confidential Information received, and all copies made thereof, in connection with this Agreement or in contemplation of the transactions contemplated by this Agreement, and shall neither use nor disclose any such information, except as permitted by Section 6.8 ("Confidentiality").

         12.5. Survival. Termination of this Agreement shall not relieve either party from any liability incurred for any willful or intentional breach of this Agreement prior to such termination.

      13. General Provisions.

         13.1. Assignment. Neither party shall directly or indirectly sell, assign, subcontract or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of the other party, except as permitted in this Section 13.1. Buyer may assign this Agreement (other than the obligation of Buyer to issue and register the Purchase Price Shares) to any of its wholly-owned subsidiaries or other affiliated entities, provided that Buyer remains jointly and severally responsible for and guarantees the full performance of this Agreement after such assignment. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

         13.2. Expenses. Each of the parties shall pay its own costs and expenses, including legal and accounting fees, commissions and expenses, related to the negotiation and execution of this Agreement and the consummation of the transactions provided for in this Agreement, irrespective of when incurred and irrespective of whether the Closing occurs. Each party agrees to pay (and to indemnify and to hold harmless the other party from) any liability for any commission or compensation in the nature of an advisor's or finder's fee to any Person or firm for which such party, or any of its employees or representatives, is responsible.

         13.3. Notices and Representatives. Any notice or reports required or permitted to be given under this Agreement shall be given in writing and shall be delivered by personal delivery, telegram, facsimile transmission, nationally recognized overnight courier or certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices:

      To Seller at:   Viaquo Corporation
                      2665 North First Street, Suite 300, San Jose,
                      California 95134
                      Attention:  Franz Ressel
                      Facsimile:  408-321-5184

      To Buyer at:    SiVault Systems, Inc.
                      2665 North First Street, Suites 300, San Jose,
                      California 95134
                      Attention:  Emilian Elefteratos
                      Facsimile:  408-321-5101

      with copy to:   Barry A. Carr, Esq.
                      Carr & Ferrell LLP
                      2200 Geng Road
                      Palo Alto, CA  94303
                      Facsimile: (650) 812-3444


         13.4. Entire Agreement and Modification. This Agreement (including its Exhibits and Schedules) constitutes the entire agreement of Buyer and Seller relating to the purchase and sale of the Assets and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, letters of intent and agreements in principle between them, whether written or oral, relating to that subject matter. This Agreement (including its Exhibits and Schedules) may only be amended by a written instrument signed by Buyer and Seller.

         13.5. Construction of Agreement. This Agreement has been negotiated by the respective parties and their attorneys, and its language shall not be construed for or against any party. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         13.6. Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever. This Agreement confers no rights upon either party except those expressly granted herein.

         13.7. Waiver. Delay or failure to exercise any right or remedy under this Agreement shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default. Waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. All waivers must be in writing signed by the party to be charged.

         13.8. Venue for Dispute Resolution. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general and personal jurisdiction and venue of the federal or state courts located in the Northern District of California or Santa Clara County, California, respectively, and to the respective appellate courts thereof in connection with any appeal therefrom.

         13.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California, without regard to its choice of law principles.

         13.10. Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and costs incurred in litigating, arbitrating, or otherwise settling or resolving such dispute.

         13.11. Severability. If any provision of this Agreement or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

         13.12. Counterparts; Fax Signatures. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.





SELLER:                                       BUYER:
VIAQUO CORPORATION                            SIVAULT SYSTEMS, INC.
By:  __________________________               By:  ___________________________
Name:__________________________               Name:___________________________
Title: ________________________               Title: _________________________

CARR & FERRELL  LLP (AS  ESCROW
HOLDER AS TO SECTION 10 ONLY)

By:  _________________________
Name:  Barry A. Carr
Title:  Partner






          [SIGNATURE PAGE TO SIVAULT - VIAQUO ASSET PURCHASE AGREEMENT


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